FOR IMMEDIATE RELEASE

August 3, 2020

Contact: Mike Barone, The Martin Group
(716) 830-7139; mike@str84wrd.com

Lake Shore Savings names Susan Ballard EVP of Retail, Sales and Marketing

25-year business veteran brings extensive knowledge, experience to new role

DUNKIRK, N.Y. – August 3, 2020 – Lake Shore Bancorp, Inc. (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank, announced today that Susan C. Ballard has been named to the newly created role of Executive Vice President for Retail, Sales and Marketing. She began her new role on August 1, focused on growing the bank’s 11-branch retail division.

Ms. Ballard comes to Lake Shore Savings after having served since 2016 as branch director for Hunt Real Estate ERA, an integrated home ownership services company based in Erie County. She was responsible for managing branch operations, hiring, training and market share development.

Ballard joins Lake Shore Savings with great familiarity, having served on Lake Shore Bancorp’s board of directors since 2012. During her board tenure, she served on its Compensation, Loan and Nominating & Governance committees. Given her new role, she stepped down from the board on July 31.

“Susan has extensive experience in real estate, construction, development and sales, as well as strong general management skills,” said Lake Shore Bancorp President and CEO Daniel P. Reininga. “These talents, along with her deep knowledge of our company and markets gained from eight years on our board and a career in Western New York, made her an excellent choice to lead this important team.”

Prior to joining Hunt, Ballard served as chief operating officer of National Fire Adjustment Co., Inc., and oversaw all of its operations throughout the U.S. and Canada. She also served as a regional sales manager for Essex Homes of Western New York, and a vice president with Patrick Custom Homes.

“I’m truly excited to lead Lake Shore’s retail team and implement a results-driven marketing program across our branches,” Ballard said. “I’ve always had an intense focus on improving market share. I’m a ‘numbers person.’ I love finding opportunities. Anyone can follow the pack, competitively, but I want us to search for gaps in our community, and then consider ways that we can fill those gaps. Let’s look for strategic advantages — where there’s a vacuum in the industry and needs can be filled.”

“We’re looking to drive market share, brand awareness and revenue growth, but not at the expense of customers,” Reininga added. “We will never simply sell someone the ‘product of the day’ because we are incentivized to do so. Instead, we listen and fully understand the customer’s needs, and then recommend the product that meets or exceeds the customer’s expectations. ‘Putting People First’ isn’t just our tagline; it means helping our customers, energizing our employees, respecting our shareholders and serving the communities in our region.”

“We see this as an opportunity to grow, especially in Erie County,” added Lake Shore Bancorp Board Chair Kevin Sanvidge. “As we grow, we need additional management team members to accomplish that growth. This will complement our commercial growth nicely.”

Ms. Ballard currently serves as president and director of the Buffalo Niagara Builders Association and has served on the board of the Town of Clarence Industrial Development Agency. She is also a member of numerous business and community organizations, and earned a bachelor of Business Administration degree from the University of Notre Dame.

“We believe we are ready to take this company to the next level in the greater Western New York area,” Sanvidge added, “and the marketing accountability, customer relationship management and operational experience that Susan will bring to the table gives us a new degree of sophistication and responsiveness.”

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, N.Y. The Bank has 11 full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK.” To learn more, visit www.lakeshoresavings.com.

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